Exhibit 99.1

ROSETTA RESOURCES INC. ANNOUNCES PROVEN SEC RESERVE ESTIMATES OF 379 BCFE WITH A PV10 OF $1.4 BILLION

For Immediate Release

Houston, Texas -February 13, 2006: Rosetta Resources Inc. (NASDAQ: ROSE) today announced the completion of a recent reserve evaluation by Netherland, Sewell and Associates, Inc. (NSAI) of Rosetta’s oil and gas properties. The report prepared by NSAI included estimates of future net reserves and revenue attributable to certain leasehold interests owned by Rosetta as of December 31, 2005. NSAI indicated that their estimates were prepared utilizing constant product pricing and costs in conformance with SEC guidelines. The results of NSAI’s report are summarized as follows:

	Net Reserves		Future Net Revenue (M$)
CATEGORY	Oil (MBBBL)	Gas (MMCF)	Total	Present Worth at 10%
Proved Developed	1,336.4	237,806.0	$1,657,458.2	$925,091.3
Proved Undeveloped	1,166.5	125,751.5	$819,533.6	$473,952.0

Total Proved	2,502.9	363,557.5	$2,476,991.8	$1,399,043.3

In commenting on the estimates prepared by NSAI, B.A. Berilgen, Chairman and Chief Executive Officer of Rosetta said “The impressive organic reserve growth achieved by Rosetta since its inception on July 7, 2005 has been generated through successful exploratory and development drilling. During our first 6 months of operations, we replaced 127% of production while drilling 29 wells with an overall success rate of 82%. Rosetta plans to drill an additional 188 wells during 2006 and has identified a total of 560 additional drilling opportunities on its existing acreage.”

Rosetta Resources Inc. is an independent oil and gas company engaged in the acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware Corporation based in Houston, Texas.

Source:

Rosetta Resources Inc.

For more information, visit www.rosettaresources.com.

Contact:

Teri Greer

Rosetta Public Relations

Houston/Corporate Office

717 Texas, Suite 2800

Houston, TX 77002

info@rosettaresources.com

713-335-4000

http://www.rosettaresources.com

Forward Looking Statements:

All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Rosetta assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.